Tax Agreement

(Unofficial English Translation)

Party A: Shanxi Puda Resources Group, Ltd.

Party B: Shanxi Puda Resources Co., Ltd.

Based on negotiations between Party A and Party B, the following agreement has been entered into:

1.

Party A agrees to assume all value-added taxes, business taxes, corporate income taxes, individual withholding taxes and any taxes of any kind (including any and all penalties and interest with respect to such foregoing taxes) incurred by or imposed upon Party B for any and all periods through and including December 31, 2004 (“Taxes”).

2.

Party B will not have any further liabilities or obligations with respect to such Taxes.  Party A agrees to pay all such Taxes when due.   Party A agrees to indemnify and hold Party B harmless from any and all losses, expenses, costs, liens, damages incurred by Party B (including attorneys’ fees) arising out of or relating to the Taxes or Party A’s breach of this Agreement.

3.

Party A will be solely responsible in dealing with the appropriate tax authorities concerning the amount of Taxes due, the settlement and payment of the Taxes, and any other issues related to the Taxes.

4.

Party A is currently a related company to Party B.

5.

Any issues and disputes on or derived from this Agreement should be resolved through discussions and negotiations between Party A and Party B. If no resolution can be reached after negotiations, both parties agree to settle the disputes based on judgment of the local court – Xiaodian District People’s Court of Taiyuan City.

6.

Two copies of this Agreement are provided, one for Party A and the other for Party B.

7.

This Agreement was reached and signed on April 25, 2005 and effective immediately upon the signing of both parties.

8.

Any uncovered related issues should be resolved through negotiations between the two parties.

Party A: Shanxi Puda Resources Group, Ltd.     Party B: Shanxi Puda Resources Co., Ltd.

(Seal)

(Seal)